Registration No. 333-

As filed with the Securities and Exchange Commission on May 4, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pointer Telocation Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel

(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable

(I.R.S. Employer Identification No.)

14 Ha’melacha Street

Park Afek, Rosh Ha’ayin, 4809133, Israel

972-3-572-3111

(Address of Principal Executive Offices)

Pointer Telocation Ltd.

Global Share Incentive Plan (2013)

(Full Title of Plans)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

        302-738-6680

(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Orly Tsioni, Adv.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 6702101 Israel
Tel: 972-3-608-7777

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)(5)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 3.00 per share (3)	290,000	$9.07		$2,630,300	$304.86
Ordinary Shares, par value NIS 3.00 per share (4)	10,000	$0.83	(6)	$8,303	$0.97
TOTAL:	300,000			$2,638,603	$305.83

(1)	This Registration Statement shall also cover any additional Ordinary Shares which may become issuable under the Pointer Telocation Ltd. Global Share Incentive Plan (2013) as amended (the “Plan”), by reason of any share dividend, share split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant.

(2)	The proposed maximum offering price per share as to shares authorized for issuance pursuant to future awards solely for the purpose of calculating the registration fee, pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), as follows: (i) in the case of Ordinary Shares which may be purchased upon exercise of outstanding options or purchase of Restricted Stock Units (RSUs), the fee is calculated on the basis of the price at which the options may be exercised or the RSUs may be purchased, as the case may be; and (ii) in the case of Ordinary Shares for which options and awards have not yet been granted and the option price of which is therefore unknown the average of the high and low prices for the Registrant’s Ordinary Shares on the Nasdaq Capital Market on May 3, 2017.

(3)	Represents Ordinary Shares that may be issued pursuant to future awards under the Plan.

(4)	Represents Ordinary Shares that may be issued pursuant to RSUs previously granted under the Plan.

(5)	To the extent options or RSUs which will be granted terminate, expire or otherwise cease to exist without having been exercised or purchased, as the case may be, the Ordinary Shares issuable upon exercise or sale of such options or RSUs will become available for future issuance.

(6)	Based on the US$/NIS exchange rate as reported by the Bank of Israel on May 3, 2017.

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EXPLANATORY NOTE

Pointer Telocation Ltd. has prepared this Registration Statement in accordance with the requirements of Form S−8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 300,000 Ordinary Shares of the Registrant registered under the Pointer Telocation Ltd. Global Share Incentive Plan (2013), as amended (the “Plan”).

The Registrant’s earlier Registration Statements on Form S-8, filed on November 23, 2016, file number 333-214775, relating to 376,712 of its Ordinary Shares, par value NIS 3.00 is incorporated herein by reference. These additional 300,000 Ordinary Shares, par value NIS 3.00 each, have become authorized for issuance under the Plan in accordance with the resolution of the Board of Directors of the Registrant adopted in its meeting held March 2, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

Pursuant to General Instruction E to Form S-8 the following documents filed by the Registrant are incorporated by reference in this registration statement:

•	Annual Report on Form 20-F for the year ended December 31, 2016 (filed on April 27, 2017).

•	Form 6-K (filed on May 3, 2017).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 1999 (the “Companies Law”) and the Israeli Securities Law, 1968 (the “Securities Law”), and in accordance with its Articles of Association, the Company may:

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(i)	indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, following an event, provided that such liabilities, payments and expenses were incurred by such office holder in such office holder’s capacity as an office holder of the Registrant:

(A)	a financial obligation imposed on an office holder in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by a court of law;

(B)	reasonable litigation expenses, including legal fees, incurred by an office holder as a result of criminal inquiry or an investigation or proceeding instituted against such office holder by a competent authority, which inquiry or investigation or proceeding has ended without the filing of an indictment and without an imposition of financial liability in lieu of a criminal proceeding, or has ended in the imposition of a financial obligation in lieu of a criminal proceeding without the filing of an indictment for an offense that does not require proof of mens rea (criminal intent) or in connection with financial sanction (the phrases “proceeding that has ended without the filing of an indictment” and “financial obligation in lieu of a criminal proceeding” shall have the meanings ascribed to such phrases in Section 260(a)(1a) of the Companies Law);

(C)	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder as a result of a proceeding instituted against such office holder in relation to (a) infringements that may impose financial sanction pursuant to the provisions of Chapter H’3 under the Securities Law, (b) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law, or (c) infringements pursuant to the provisions of Chapter I’1 under the Securities Law;

(D)	reasonable legal expenses, including attorney’s fees, which the office holder incurred or with which the office holder was charged by a court of law, in a proceeding brought against the office holder, by the Registrant or on its behalf or by another person, or in a criminal prosecution in which the office holder was acquitted, or in a criminal prosecution in which the office holder was convicted of an offense that does not require proof of mens rea;

(E)	payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Securities Law;

(ii)	undertake to indemnify an office holder in advance with respect to: (a) financial obligations as specified in Article 68(b)(i)(A) of the Registrant’s Articles of Association, provided, that the undertaking is limited to categories of events which, in the opinion of the Registrant’s Board of Directors (the “Board”) can be foreseen, based on the Registrant’s actual activities at the time the undertaking to indemnify is given, and in amounts set by the Board as reasonable, and (b) expenses, fees and payments as specified in Sub-Articles 68(b)(i)(B), (C), (D) and (E) of the Registrant’s Articles of Association. Subject to the provisions of the Companies Law and the Securities Law, the Registrant may also undertake to indemnify an office holder retroactively for expenses, fees and payments as specified in Articles 68(b) of the Registrant’s Articles of Association.

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Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee (and in some cases by the audit committee) and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Under the Companies Law, the term “office holder” may include a director, managing director, general manager, chief business manager, deputy general manager, vice general manager, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title or a manager directly subordinate to the general manager.

Our Articles of Association allow for indemnification of, and procurement of insurance coverage for our office holders to the maximum extent provided for by the Companies Law and the Securities Law. We have entered into an insurance contract for directors and officers in the total amount of $15 million and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association.

Our Articles of Association also provide that any amendment to the Companies Law or to the Securities Law adversely affecting the Registrant’s office holders’ rights to be indemnified or insured according to Section 68 therein shall be prospective in effect, and shall not affect the Registrant’s obligations or ability to insure or indemnify its office holders for any act or omission occurring prior to such amendment, unless otherwise provided by the Companies Law or the Securities Law.

We have entered into an insurance contract for office holders and we have never had the occasion to indemnify any of our office holders and are not aware of any pending or threatened litigation or proceeding involving any our office holders in which indemnification is sought. We also maintain a directors and officers insurance policy.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Kost, Forer, Gabbay & Kasierer Certified Public Accountants (Israel).
23.3	Consent of Grant Thornton Argentina.
23.4	Consent of BWEL Auditores Independentes S/S. (formerly, Baker Tilly Brasil Auditores Independentes S/S.).
23.5	Consent of Baker Tilly Brasil Norte SS Auditores Independentes – EPP.
23.6	Consent of Mazars Certified Public Accountants.
24.1	Power of Attorney (set forth on signature page).

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SIGNATURES

Pursuant to the requirements of Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’ayin, Israel on the 4th day of May, 2017.

POINTER TELOCATION LTD.

By:	/s/ David Mahlab
David Mahlab
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, David Mahlab and Yaniv Dorani or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.

Signature	Title	Date

/s/ Yossi Ben Shalom	Chairman of the Board of Directors	May 4, 2017
Yossi Ben Shalom

/s/ David Mahlab	President and Chief Executive Officer	May 4, 2017
David Mahlab

/s/ Yaniv Dorani	Chief Financial Officer	May 4, 2017
Yaniv Dorani

/s/ Barak Dotan	Director	May 4, 2017
Barak Dotan

/s/ Nir Cohen	Director	May 4, 2017
Nir Cohen

/s/ Jonathan Ironi	Director	May 4, 2017
Jonathan Ironi

/s/ Yehudit Rozenberg	Director	May 4, 2017
Yehudit Rozenberg

/s/ Zvi Rutenberg	External Director	May 4, 2017
Zvi Rutenberg

/s/ Gil Oren	External Director	May 4, 2017
Gil Oren

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Puglisi & Associates

By:	/s/ Donald J. Puglisi	May 4, 2017
Donald J. Puglisi